SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                             Smithfield Foods, Inc.
                                (Name of Issuer)

                                  common stock
                         (Title of Class of Securities)

                                January 28, 2000
             (Date of event which requires filing of this Statement)

                              CUSIP No. 832248 10 8


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(1)    NAME OF REPORTING PERSONS.
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendell H.Murphy        SS# ###-##-####
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(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [ ]
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(3)    SEC USE ONLY
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(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
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                                     (5)    SOLE VOTING POWER
          NUMBER OF                         3,581,982
          SHARES                   ---------------------------------------------
          BENEFICIALLY               (6)    SHARED VOTING POWER
          OWNED BY                          -0-
          EACH                     ---------------------------------------------
          REPORTING                  (7)    SOLE DISPOSITIVE POWER
          PERSON                            3,581,982
          WITH                     ---------------------------------------------
                                     (8)    SHARED DISPOSITIVE POWER
                                            -0-
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(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,581,982
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(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
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(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.55%
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(12)   TYPE OF REPORTING PERSON
       IN
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CUSIP NO. 832248 10 8                                           PAGE 2 OF 4
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ITEM 1(a).   NAME OF ISSUER

Smithfield Foods, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

200 Commerce Street, Smithfield, Virginia 23430

ITEM 2(a).   NAME OF PERSON FILING

Wendell H. Murphy

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

Post Office Box 280, Rose Hill, North Carolina 28458

ITEM 2(c).   CITIZENSHIP

United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES

Common stock

ITEM 2(e).   CUSIP NO.

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CUSIP NO. 832248 10 8                                           PAGE 3 OF 4
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ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
CHECK WHETHER THE PERSON FILING IS A

Not applicable

ITEM 4.      OWNERSHIP

(a)      3,581,982

(b)      6.55%

(c)      (i)      Sole Voting Power           3,581,982


         (ii)     Shared Voting Power                -0-

         (iii)    Sole Dispositive Power      3,581,982

         (iv)     Shared Dispositive Power           -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

Not applicable

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CUSIP NO. 832248 10 8                                           PAGE 4 OF 4
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ITEM 10.     CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to ablove were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 7, 2000                   /s/ WENDELL H. MURPHY
                                            ------------------------------------
                                                Wendell H. Murphy